Exhibit 4.44

Taylor Nelson Sofres plc

THE TAYLOR NELSON SOFRES PLC 2005

LONG TERM INCENTIVE PLAN

Approved by shareholders of the Company on 11 May 2005

Adopted by the board of the Company on 11 May 2005

Amended by the Board of the Company on 26 August 2008

Amended by the Board of the Company in November 2008

The Plan is a discretionary benefit offered by Taylor Nelson Sofres plc (“TNS”) for the benefit of its employees. Its purpose is to increase the interest of the employees in TNS’s business goals and results through share ownership. The Plan is an incentive for the employees’ future performance and commitment to the goals of the TNS Group.

Shares purchased or received under the Plan and any gains obtained under the Plan are not part of salary for any purpose (except to any extent required by statute).

The Plan is being offered for the first time in 2005 in selected countries and the remuneration committee of the board of TNS shall have the right to decide, in its sole discretion, whether or not further awards will be offered in the future and to which employees those awards will be granted.

Participating in the Plan is an investment opportunity distinct from any employment contract. Participation in the Plan entails the risks associated with an investment. An individual who participates in the Plan is treated as being aware of such risks and accepts such risks of his own free will.

The detailed rules of the Plan are set out overleaf.

PART A—CONDITIONAL SHARE AWARDS

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

“Award” means a Conditional Award or an Option;

“Board” means the board of directors of the Company or a duly authorised committee of the Board or a duly authorised person;

“Committee” means the remuneration committee of the Board or, on and after the occurrence of a corporate event described in Rule 12 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before such event occurs;

“Company” means Taylor Nelson Sofres plc (registered in England and Wales with registered number) 00912624;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan and which may also be granted by reference to Investment Shares as described in Rule 3.1 (Terms of grant);

“Control” means control within the meaning of section 719 of ITEPA;

“Early Vesting Date” means either:

(a)	the date of cessation of employment of a Participant in the circumstances referred to in Rules 11.1 and 11.2 (Good leavers); or

(b)	a date referred to in Rule 12.1 (General offers), Rule 12.2 (Schemes of arrangement and winding up) or Rule 12.3 (Demergers and similar events);

“Exercise Period” means the period commencing on the date an Option Vests during which an Option may be exercised, as specified by the Committee under Rule 3.3;

“Grant Date” means the date on which an Award is granted;

“Group Member” means:

(a)	a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 736 of the Companies Act 1985) or a Subsidiary of the Company’s holding company;

(b)	a body corporate which is a subsidiary undertaking (within the meaning of section 258 of that Act) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)	any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

“Investment Shares” means Shares purchased in accordance with Rule 4 (Investment Shares) and any further Shares acquired by virtue of the ownership of the initial Investment Shares;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Listing Rules” means the Listing Rules published by the UKLA;

“London Stock Exchange” means London Stock Exchange plc or any successor company;

“Normal Vesting Date” means the date on which an Award vests under Rule 6.1;

“Option” means a right to acquire shares granted under the Plan which is designated as an option by the Committee under Rule 3.2 and which may also be granted by reference to Investment Shares as described in Rule 3.1 (Terms of grant);

“Option Price” means the amount, if any, payable on the exercise of an Option, which is specified by the Committee under Rule 3.3 and subject to adjustment under Rule 13;

“Participant” means a person who holds an Award including his personal representatives;

“Participating Company” means the Company or any Subsidiary of the Company or any company which is not under the control of any single person, but is under the Control of two persons, one of them being the Company, and to which the Board has resolved that the Plan shall for the time being extend1;

“Performance Condition” is a condition related to performance which is specified by the Committee under Rule 3.1 (Terms of grant);

“Plan” means the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan as amended from time to time;

“Rule” means a rule of the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 736 of the Companies Act 1985);

“Tax Liability” means any amount of tax or social security contributions or its equivalent for which a Participant would be liable and for which any Group Member would be obliged to (or would suffer a disadvantage if it were not to) account for;

“UKLA” means the United Kingdom Listing Authority;

“Vest” means:

(a)	in relation to a Conditional Award, the Participant becoming entitled to have the Vested Shares transferred to him;

(b)	in relation to an Option, it becoming exercisable;

and Vesting shall be construed accordingly;

“Vesting Date” means the third anniversary of the Grant Date or such other date specified by the Committee under Rule 3.2, being the date that an Award will normally Vest under Rule 6.1;

“Vesting Period” means the period commencing on the Grant Date and expiring on the Vesting Date;

“Vested Shares” means those Shares in respect of which an Award Vests.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics and headings are for guidance only and do not form part of the Plan.

[1]	Note. Before the Board resolves that the Plan will extend to a company which is not under the control of any single person, confirmation should first be sought to confirm that this will not cause the Plan to cease to be an employees’ share scheme.

2.	ELIGIBILITY

2.1	General rule on eligibility

Subject to Rule 2.2 (Individuals not eligible), an individual is eligible to be granted an Award only if he is an employee (including an executive director) of a Participating Company.

2.2	Individuals not eligible

An individual is not eligible to be granted an Award at any time within the period of 12 months before the date on which he is bound to retire under his employment contract or if earlier the date (if any) on which it has been agreed with his employing company that he would retire (unless that person is employed in a jurisdiction where this provision would be unlawful).

3.	GRANT OF AWARDS

3.1	Terms of grant

Subject to Rule 3.5 (Timing of grant), Rule 3.7 (Approvals and consents) and Rule 5 (Limits), the Committee may resolve to grant an Award on:

(a)	the terms set out in the Plan; and

(b)	such additional terms (whether the Performance Condition and/or any other terms) as the Committee may specify; and/or

(c)	the condition that an employee agrees to acquire Investment Shares in accordance with Rule 4 (Investment Shares) and upon such other terms as the Committee may specify,

to any person who is eligible to be granted an Award under Rule 2 (Eligibility).

3.2	Type of Award and Vesting Date

On or before the Grant Date, the Committee shall determine:

(a)	whether an Award will be a Conditional Award or an Option; and

(b)	the Vesting Date of an Award.

3.3	Method of grant

An Award shall be granted as follows:

(a)	a Conditional Award or an Option shall be granted by deed executed by the Company;

(b)	if an Award is an Option, the Committee shall on or before the Grant Date determine

(i)	the Option Price (if any) provided that the Committee may reduce or waive such Option Price on or prior to the exercise of the Option;

(ii)	the Exercise Period provided that:

(aa)	in respect of a nil or nominal cost Option, the Exercise Period shall not exceed the period of 12 months; and,

(bb)	notwithstanding any other Rule of this Plan, no Option may be exercised after the tenth anniversary of the Grant Date.

3.4	Method of satisfying Awards

Unless specified to the contrary by the Committee on the Grant Date, an Award may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of treasury Shares; and/or

(c)	by the transfer of Shares (other than the transfer of treasury Shares).

The Committee may decide to change the way in which it is intended that an Award may be satisfied after it has been granted, having regard to the provisions of Rule 5 (Limits).

3.5	Timing of grant

Subject to Rule 3.7 (Approvals and consents), the Committee may only grant an Award:

(a)	within the period of 6 weeks beginning with:

(i)	the date on which the Plan is approved by the shareholders of the Company; or

(ii)	the dealing day after the date on which the Company announces its results for any period; or

(b)	at any other time when the Committee considers that circumstances are sufficiently exceptional to justify its grant but an Award may not be granted after 10 May 2010 (that is, the expiry of the period of 5 years beginning with the date on which the Plan is approved by the shareholders of the Company).

3.6	Non-transferability and bankruptcy

An Award granted to any person:

(a)	shall not be transferred, assigned, charged or otherwise disposed of by him except on his death to his personal representatives; and

(b)	shall lapse immediately if he is declared bankrupt.

3.7	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, or any other UK or overseas regulation or enactment.

4.	INVESTMENT SHARES

4.1	Purchase of Investment Shares

To the extent required by the Committee on the grant of an Award under Rule 3.1(c) (Terms of grant—Investment Shares), Investment Shares shall comprise such number of Shares purchased or to be purchased for the purpose of that Award by the prospective Participant, subject to Rule 4.2 below.

For the avoidance of doubt Shares held by the prospective Participant at the Grant Date and not acquired for the purpose of being Investment Shares shall not count as Investment Shares, unless the Committee determines otherwise.

4.2	Limits on the number of Investment Shares purchased

The aggregate market value of the Investment Shares purchased under Rule 4.1 shall be determined by the Committee on or prior to the grant of an Award.

For the purposes of this Rule 4.2, market value shall be calculated by reference to either:

(a)	the average price at which Investment Shares are bought on the London Stock Exchange in relation to the grant of Awards on that occasion; or

(b)	the middle market quotation of a Share on the Official List of the London Stock Exchange on a dealing day determined by the Committee falling within the period of 30 days ending with the Grant Date (or the average of such quotations over such dealing days falling within that period as the Committee may determine).

4.3	Holding of Investment Shares

Investment Shares may, at the Committee’s demand, be held on the Participant’s behalf by a nominee chosen from time to time by the Committee, or the Participant may be asked to deposit the share certificate (or any other document of title) relating to such Investment Shares with any person specified by the Committee, or by such other method as determined by the Committee that will enable it to determine ownership of the Investment Shares.

4.4	Variation of share capital—Investment Shares

If a Participant acquires any further Shares by virtue of his holding of Investment Shares under a variation of share capital of the Company then, unless the Committee decides otherwise, he may add those Shares to his holding of Investment Shares and the Committee may adjust his Award in accordance with Rule 13 (Adjustment Awards).

4.5	Transfer of Investment Shares prior to Vesting

Subject to Rule 4.7 (where applicable), if at any time prior to the Vesting of an Award a Participant requests that any of his Investment Shares should be transferred to him (or his nominee) or that the document of title relating to any of those Investment Shares should be returned to him, the Board shall arrange for the transfer of the Investment Shares or the documents of title, as appropriate.

4.6	Transfer of Investment Shares on or after Vesting

On or as soon as practicable after the Vesting of an Award, the Board shall transfer or procure the transfer of:

(a)	the legal title for any Investment Shares related to that Award; and/or

(b)	any document of title relating to those Investment Shares

to the Participant (or his nominee).

4.7	In respect of Investment Shares a Participant was required to acquire under Rule 3 in relation to a subsisting Award granted under Schedule Six to the Plan (Rules specific to employees in France), notwithstanding any other Rule:

4.7.1	the transfer of Investment Shares in conjunction with the unconditional offer by WPP Group plc for the entire issued ordinary share capital of the Company (“Transaction Transfer”) on the basis of:

for each Investment Share:	173 pence in cash and 0.1889 of an ordinary share of 10 pence each in the capital of WPP plc (“WPP Shares”)

shall not be considered a “transfer” or “disposal” of the Investment Shares for the purposes of Rules 4.5 or 10 and notwithstanding the Transaction Transfer, the Participant shall be considered to have “retained beneficial ownership of the Investment Shares” for the purposes of Rule 6.2(d);

4.7.2	(subject to any transfer or disposal of the Investment Shares occurring subsequent to the Transaction Transfer) after the Transaction Transfer, the number of Shares which a Participant shall be entitled to by virtue of his Award shall be based on his holding of Investment Shares immediately prior to the Transaction Transfer and shall not be reduced pro rata to reflect the actual number of Investment Shares held after the Transaction Transfer; and

4.7.3	after the Transaction Transfer, the term “Investment Shares” shall refer to the WPP Shares acquired as a result of the Transaction Transfer.

5.	LIMITS

5.1	14 per cent. in 10 years limit

No Award shall be granted if it would, at the time it is granted, cause the number of Shares allocated (as defined in Rule 5.2) in the period of 10 years ending at that time under this Plan or under any other employee share plan adopted by the Company to exceed such number as represents 14 per cent. of the ordinary share capital of the Company in issue at that time.

5.2	Meaning of “allocated”

For the purposes of Rule 5.1:

(a)	Shares are allocated:

(i)	when an option, award or other contractual right to acquire unissued Shares or treasury Shares is granted;

(ii)	where Shares are issued or treasury Shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or treasury Shares transferred;

(b)	any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right granted under any employee share plan shall be treated as “allocated”; and

(c)	for the avoidance of doubt, existing Shares other than treasury Shares that are transferred or over which options, awards or other contractual rights are granted shall not count as “allocated”.

5.3	Post-grant events affecting numbers of “allocated” Shares

Where:

(a)	any option, award or other contractual right to acquire unissued Shares or treasury Shares is released or lapses (whether in whole or in part); or

(b)	after the grant of an option, award or other contractual right the Committee determines that:

(i)	where an amount is normally payable on its exercise it shall be satisfied without such payment but by either the issue of Shares and/or the transfer of treasury Shares and/or the payment of cash equal to the gain made on its exercise; or

(ii)	it shall be satisfied by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury Shares which consequently cease to be subject to the option, award or other contractual right from time to time or absolutely (as appropriate) shall not count as “allocated”.

The number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.

5.4	Changes to investor guidelines

Treasury Shares shall cease to count as “allocated” for the purposes of Rule 5.1 if institutional investor guidelines cease to require such Shares to be so counted.

5.5	Individual limit

(a)	The maximum total market value of Shares (calculated as set out in this Rule) over which Awards may be granted to any employee during any financial year of the Company is 200% of his salary (as defined in this Rule ) unless Rule 5.5(b) applies.

(b)	If the Committee decides that exceptional circumstances exist, for example, in relation to the recruitment or retention of an eligible employee, then the maximum total market value of Shares over which Awards may be granted to that employee during a financial year of the Company may exceed 200% of his salary.

For the purpose of this Rule 5.5:

(i)	an employee’s salary shall be taken to be his base salary (excluding benefits in kind and bonuses), expressed as an annual rate payable by the Participating Companies to him on the Grant Date (or such earlier date as the Committee shall determine). Where a payment of salary is made in a currency other than sterling, the payment shall be treated as equal to the equivalent amount of sterling determined by using any rate of exchange which the Committee may reasonably select; and

(ii)	the market value of the Shares over which an Award is granted shall be taken to be an amount equal to the middle-market quotation of such Shares (as derived from the London Stock Exchange Daily Official List) on the dealing day before the Grant Date or, if the Committee so determines, the average of the middle market quotations during a period determined by the Committee not exceeding the 5 dealing days ending with the Grant Date.

5.6	Effect of limits

Any Award shall be limited and take effect so that the limits in this Rule 5 are complied with.

5.7	Restriction on use of unissued Shares or treasury Shares

No Shares may be issued or treasury Shares transferred to satisfy the Vesting of any Conditional Award or the exercise of any Option to the extent that such issue or transfer would cause the number of Shares allocated (as defined in Rule 5.2 and adjusted under Rule 5.3) to exceed the limits in Rule 5.1 (14 per cent. in 10 years limit).

6.	VESTING OF AWARDS

6.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 6.3 (Restrictions on Vesting: regulatory and tax issues), an Award will Vest on the later of:

(a)	the date on which the Committee determines whether or not any Performance Condition and any other condition imposed on the Vesting of the Award has been satisfied (in whole or part); and

(b)	the Vesting Date

except where earlier Vesting occurs on an Early Vesting Date under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events).

6.2	Extent of Vesting

An Award will only Vest to the extent:

(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	as permitted by any other term imposed on the Vesting of the Award;

(c)	in relation to Vesting on an Early Vesting Date, as permitted by Rules 11.4 and 12.5 (Reduction in number of Vested Shares); and

(d)	subject to Rule 4.7 (where applicable), to the extent that the Participant has retained beneficial ownership of the Investment Shares that he was required to acquire under Rule 3 (Terms of grant) in accordance with Rule 4.1 (Purchase of Investment Shares) in relation to that Award at the time of Vesting.

Where, under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events), an Award would (subject to the satisfaction of any Performance Condition) Vest before the end of the full period over which performance is measured under the Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied in such circumstances shall be determined by the Committee on such reasonable basis as it determines.

6.3	Restrictions on Vesting: regulatory and tax issues

An Award will not Vest unless the following conditions are satisfied:

(a)	the Vesting of the Award, and the issue or transfer of Shares after such Vesting would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability (whether pursuant to Rule 6.5 or otherwise);

(c)	the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the Vesting of the Award; and

(d)	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 6.3, references to Group Member include any former Group Member.

6.4	Tax liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability. If no such arrangement is made then the Participant will be deemed to have authorised the Company to sell or procure the sale of sufficient of the Shares subject to his Award on his behalf to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability and the number of Shares subject to his Award shall be reduced accordingly.

For the purposes of this Rule 6.4, references to Group Member include any former Group Member.

6.5	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability which arises on Vesting unless he agrees to fund all or part of the Tax Liability in a different manner.

7.	CONSEQUENCES OF VESTING

7.1	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Board shall, subject to Rule 6.5 (Payment of Tax Liability) and any arrangement made under Rules 6.3(b) and 6.3(c), transfer or procure the transfer of the Vested Shares to the Participant (or a nominee for him).

A Participant who holds a Conditional Award shall not have any beneficial interest in the Shares subject to his Award before the transfer of Vested Shares to him (or his nominee).

7.2	Options

An Option shall, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of the Vested Shares during the Exercise Period or, if an event referred to in Rule 11.1 and 11.2 (Good Leavers), Rule 12.1 (General offers), Rule 12.2 (Schemes of arrangement and winding up) or Rule 12.3 (Demergers and similar events) occurs then such shorter period which applies under those Rules.

If an Option is not exercised during the last 30 days of the Exercise Period because of any regulatory restrictions referred to in Rule 8.1(a), the Committee may extend the period during which the Option may be exercised so as to permit the Option to be exercised as soon as those restrictions cease to apply provided that no Option may be exercised after the tenth anniversary of the Grant Date.

7.3	Dividend equivalent

The Committee may, at its sole discretion, decide on or before the Vesting of an Award that a Participant (or his nominee) shall be entitled to cash and/or Shares (as determined by the Committee) equal in value to the dividends (including the dividend tax credit) that would have been paid on the Vested Shares in respect of dividend record dates occurring during the period between the Grant Date and the date of Vesting.

The Committee, acting fairly and reasonably, may decide to disapply this Rule 7.3 in relation to all or part of a special dividend which would otherwise be included under this Rule.

Payment of such cash and/or Shares shall be made as soon as practicable after Vesting and shall be subject to such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

8.	EXERCISE OF OPTIONS

8.1	Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:

(a)	the exercise of the Option and the issue or transfer of Shares after such exercise must be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability (whether pursuant to Rule 8.4 (Payment of Tax Liability) or otherwise);

(c)	the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions or its equivalent in respect of the exercise of the Option; and

(d)	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 8.1 references to Group Member include any former Group Member.

8.2	Exercise in whole or part

An Option may be exercised in whole or part.

8.3	Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Board. Unless the Board, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 8.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it, together with payment of any relevant Option Price (or, if the Board so permits, an undertaking to pay that amount).

A Participant who holds an Option shall not have any beneficial interest in the Shares subject to his Option prior to the allotment or transfer of Vested Shares to him (or his nominee).

8.4	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following exercise of his Option on his behalf to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability which arises on such exercise unless he agrees to fund all or part of the Tax Liability in a different manner.

8.5	Allotment and transfer timetable

As soon as reasonably practicable after an Option has been exercised, the Board shall, subject to Rule 8.4 (Payment of Tax Liability) and any arrangement made under Rules 8.1(b) or 8.1(c), allot to him (or a nominee for him) or, if appropriate, transfer or procure the transfer to him (or a nominee for him) of the number of Shares in respect of which the Option has been exercised.

9.	CASH ALTERNATIVE

9.1	Committee determination

Where a Conditional Award Vests or where an Option has been exercised and Vested Shares have not yet been allotted or transferred to the Participant (or his nominee), the Committee may determine that, in substitution for his right to acquire such number of Vested Shares as the Committee may decide (but in full and final satisfaction of that right), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 9.2) of that number of Shares in accordance with the following provisions of this Rule.

9.2	Cash equivalent

For the purpose of this Rule 9, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award, the market value of a Share on the day when the Award Vests;

(b)	in the case of an Option, the market value of a Share on the day when the Option is exercised reduced by a proportion of the Option Price which reflects the number of Vested Shares being replaced by the cash alternative.

Market value on any day shall be determined as follows:

(a)	if on the date of Vesting or exercise, Shares are quoted in the London Stock Exchange Daily Official List, the middle-market quotation of a Share, as derived from that List, on the dealing day before that day; or

(b)	if Shares are not so quoted, such value of a Share as the Committee reasonably determines.

9.3	Payment of cash equivalent

Subject to Rule 9.4 (Share alternative), as soon as reasonably practicable after the Committee has determined under Rule 9.1 that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Shares:

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those Shares, the Company shall return to him the amount so paid by him.

9.4	Share alternative

If the Committee so decides, the whole or any part of the sum payable under Rule 9.3 shall, instead of being paid to the Participant in cash, be applied on his behalf:

(a)	in subscribing for Shares at a price equal to the market value by reference to which the cash equivalent is calculated; or

(b)	in purchasing such Shares; or

(c)	partly in one way and partly in the other

and the Company shall allot to him (or his nominee) or procure the transfer to him (or his nominee) of the Shares so subscribed for or purchased.

9.5	Deductions

There shall be deducted from any payment under this Rule 9 such amounts (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

10.	LAPSE OF AWARDS

An Award will lapse:

(a)	in accordance with these Rules;

(b)	to the extent it does not Vest under these Rules;

(c)	subject to Rule 4.7 (where applicable), on the date on which the Participant transfers, charges or otherwise disposes of the Investment Shares to which the Award relates but only pro rata to the number of Investment Shares which are transferred charged or otherwise disposed of.

11.	LEAVERS

11.1	Good leavers—circumstances other than death

If a Participant ceases to be a director or employee of a Group Member before the Normal Vesting Date by reason of:

(a)	injury or disability;

(b)	retirement at his normal retirement age or at such other age with the agreement of his employer;

(c)	his office or employment being either with a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member; or

(d)	for any other reason, if the Committee so decides

then

(i)	subject to Rule 6.3 (Restrictions on Vesting: regulation and tax issues) and Rule 12 (Takeovers and other corporate events), his Award shall Vest on the Normal Vesting

Date subject to the satisfaction of the Performance Condition and any other condition imposed on the Vesting of an Award; unless

(ii)	the Committee decides in exceptional circumstances and subject to Rule 6.3 (Restrictions on Vesting: regulation and tax issues), that his Award shall Vest on the date of cessation in which case Rule 11.4 (Leavers: reduction in number of Vested Shares) shall apply.

Any Option that Vests under Rules 11.1(i) or (ii) above may subject to Rule 12 (Takeovers and other corporate events) be exercised during the period of 12 months beginning on the Normal Vesting Date or the date of cessation respectively and if not exercised shall lapse at the end of that period.

11.2	Good leavers—death

If a Participant ceases to be a director or employee of a Group Member before the Normal Vesting Date by reason of death then subject to Rule 6.3 (Restrictions on Vesting: regulation and tax issues) his Award shall Vest on the date of cessation subject to the satisfaction of the Performance Condition and any other condition imposed on the Vesting of an Award.

Any Option that Vests under this Rule may subject to Rule 12 (Takeovers and other corporate events) be exercised by the Participant’s personal representatives during the period of 12 months beginning on the date of cessation and if not exercised shall lapse at the end of that period.

11.3	Cessation of employment in other circumstances

If a Participant ceases to be a director or employee of a Group Member for any reason other than those specified in Rules 11.1 and 11.2 (Good leavers) then any Award held by him shall lapse immediately on such cessation.

For the avoidance of doubt, Investment Shares are not at risk of forfeiture.

11.4	Leavers: reduction in number of Vested Shares

Where an Award Vests on or after a Participant ceasing to be a director or employee of a Group Member under Rule 11.1(ii), the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	by applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)	by applying a pro rata reduction to the number of Shares determined under 11.4(a) based on the period of time after the Grant Date and ending on the date of cessation relative to the Vesting Period unless the Committee, acting fairly and reasonably, decides that the reduction in the number of Vested Shares under Rule 11.4(b) is inappropriate in any particular case when it shall increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 11.4(a).

11.5	Meaning of ceasing employment

A Participant shall not be treated for the purposes of this Rule 11 as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member. If any Participant ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right while not acting as an employee or director.

12.	TAKEOVERS AND OTHER CORPORATE EVENTS

12.1	General offers

If any person (or group of persons acting in concert):

(a)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(b)	having obtained Control makes such an offer and such offer becomes unconditional in all respects the Board shall within 7 days of becoming aware of that event notify every Participant of it and, subject to Rule 12.4 (Internal reorganisations), the following provisions shall apply:

(i)	the date of such notification shall be the Early Vesting Date for all Awards that have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply; and

(ii)	any Option may be exercised within one month of the date of such notification, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.2	Schemes of arrangement and winding up

In the event that:

(a)	under Section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement in connection with the acquisition of Shares; or

(b)	the Company passes a resolution for a voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding up of the Company the Board shall, as soon as practicable, notify every Participant of that event and, subject to Rule 12.4 (Internal reorganisations), the following provisions shall apply:

(i)	the date of such notification shall be the Early Vesting Date for all Awards which have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply; and

(ii)	any Option may be exercised within one month of such notification, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.3	Demerger and similar events

If a demerger, special dividend or other similar event (the “Relevant Event”) is proposed which, in the opinion of the Committee, would affect the market price of Shares to a material extent, then the Committee may, at its discretion, decide that the following provisions will apply:

(a)	the Committee shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 11 (Leavers), his Award Vests and, if relevant, his Option may be exercised on such terms as the Committee may determine and during such period preceding the Relevant Event or on the Relevant Event as the Committee may determine;

(b)	if an Award Vests, or an Option is exercised, in advance of and conditional upon the Relevant Event and such event does not occur then the conditional Vesting or exercise shall not be effective and the Award shall continue to subsist; and

(c)	if the Committee decides that an Award Vests under this Rule 12.3 then the date of that Vesting shall be the Early Vesting Date and the provisions of Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

12.4	Internal reorganisations

In the event that:

(a)	a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 12.1 (General offers) or a compromise or arrangement referred to in Rule 12.2 (a) (Schemes of arrangement and winding up); and

(b)	at least 75% of the shares in the Acquiring Company are expected to be held by persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under Rule 12.1 or Rule 12.2 but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 12.4 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

12.5	Corporate events: reduction in number of Vested Shares

If an Award Vests under any of Rules 12.1 to 12.3, the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	by applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)	by applying a pro rata reduction to the number of Shares determined under Rule 12.5(a) based on the period of time after the Grant Date and ending on the Early Vesting Date relative to the Vesting Period unless the Committee, acting fairly and reasonably, decides that the reduction in the number of Vested Shares under Rule 11.5(b) is inappropriate in any particular case when it shall increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 12.5(a).

13.	ADJUSTMENT OF AWARDS

13.1	General rule

In the event of:

(a)	any variation of the share capital of the Company including, but not limited to, a rights issue, bonus issue, sub-division or consolidation of shares; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent the Committee may make such adjustments as it considers appropriate under Rule 13.2 (Method of adjustment) having regard, where relevant, of any additional Investment Shares which may have been acquired by a Participant under Rule 4.4 (Variation of share capital – Investment Shares).

13.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of Shares comprised in an Award;

(b)	subject to Rule 13.3 (Adjustment below nominal value), the Option Price; and

(c)	where any Award has vested or Option has been exercised but no Shares have been allotted or transferred after such Vesting or exercise, the number of Shares which may be so allotted or transferred and (if relevant) the price at which they may be acquired.

13.3	Adjustment below nominal value

An adjustment under Rule 13.2 may have the effect of reducing the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)	to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

14.	ALTERATIONS

14.1	General rule on alterations

Except as described in Rule 14.2 (Shareholder approval), Rule 14.4 (Alterations to disadvantage of Participants) and Rule 14.5 (Alteration to the Performance Condition), the Committee may at any time alter the Plan or the terms of any Award granted under it.

14.2	Shareholder approval

Except as described in Rule 14.3 (Exceptions to shareholder approval), no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 14.1 to the provisions concerning:

(a)	eligibility;

(b)	the individual limits on participation;

(c)	the overall limits on the issue of Shares or the transfer of treasury Shares;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan;

(e)	the adjustments that may be made in the event of any variation of capital; and

(f)	the terms of this Rule 14.2

without the prior approval by ordinary resolution of the members of the Company in general meeting.

14.3	Exceptions to shareholder approval

Rule 14.2 (Shareholder approval) shall not apply to:

(a)	any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

(b)	any alteration solely relating to the Performance Condition.

14.4	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants shall be made under Rule 14.1 unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

14.5	Alterations to the Performance Condition

No alteration which solely relates to the Performance Condition shall be made under Rule 14.1 unless:

(a)	an event has occurred which causes the Committee reasonably to consider that the Performance Condition would not, without the alteration, achieve its original purpose;

(b)	the altered Performance Condition will, in the reasonable opinion of the Committee, be not materially less difficult to satisfy than the unaltered Performance Condition would have been but for the event in question; and

(c)	the Committee shall act fairly and reasonably in making the alteration.

15.	MISCELLANEOUS

15.1	Employment

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

15.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan (including the rectification of errors and mistakes), the decision of the Committee shall be final and binding upon all persons.

The exercise of any discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise or omission to exercise any such discretion.

15.3	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee), Participants will be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer or release of such restrictions.

15.4	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member (or former Group Member), either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

15.5	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

15.6	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

15.7	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

PART B—CONDITIONAL CASH AWARDS

The Rules of Part A of the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan shall apply to a right (a “Conditional Cash Award”) to receive a cash sum granted or to be granted under this Part B as if it was a Conditional Award, except as set out in this Part B. Where there is any conflict between Part A and Part B, the rules of this Part B shall prevail.

1.	The Committee may grant or procure the grant of a Conditional Cash Award.

2.	Each Conditional Cash Award shall relate to a given number of notional Shares.

3.	On the Vesting of the Conditional Cash Award the holder of that Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Shares, where the Cash Value of a notional Share is the market value of a Share on the date of Vesting of the Conditional Cash Award. For the purposes of this Part B, the market value of a Share on any day shall be determined in accordance with Rule 9.2 (Cash equivalent) under Part A.

4.	The cash sum payable under paragraph 3 above shall be paid by the employer of the Participant as soon as practicable after the Vesting of the Conditional Cash Award, net of any deductions (on account of tax or similar liabilities) as may be required by law.

5.	For the avoidance of doubt, a Conditional Cash Award shall not confer any right on the holder of such an Award to receive Shares or any interest in Shares.

PART C—SHARE APPRECIATION RIGHTS

A Share Appreciation Right (“SAR”) may be granted under this Part C of the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan. The Rules of Part A of the Plan shall apply to a SAR as if it were an Option, except as set out in this Part C. Where there is any conflict between the Rules of Part A and this Part C, the rules of this Part C shall prevail.

1.	Before the grant of a SAR, the Committee shall determine a “base price” for each Share under the SAR.

2.	There shall be no amount payable on the exercise of a SAR.

3.	Subject to paragraph 7 below, within 30 days after a SAR has been exercised by a Participant, the Board shall procure the transfer to him (or a nominee for him) or, if appropriate, allot to him (or a nominee for him) the number of Shares or Cash which shall have an aggregate market value (as defined in paragraph 5 below) as near as possible equal to (but not exceeding) the notional gain (as defined in paragraph 4 below).

4.	The notional gain is the amount by which the aggregate market value of the number of Shares in respect of which the SAR is exercised exceeds the aggregate base price (as calculated in accordance with paragraph 1 above) of that number of Shares.

5.	For the purpose of this Schedule the market value of a Share is either:

(a)	if Shares are quoted in the London Stock Exchange Daily Official List, the middle market quotation of a Share (as derived from that List) on the day before the day on which the SAR is exercised; or

(b)	where Shares are not so quoted, such value on the day on which the SAR is exercised as the Committee, acting fairly and reasonably, shall decide.

6.	Shares may only be allotted to a Participant (or a nominee for him) who exercises his SAR to the extent that the Board is authorised:

(a)	to capitalise from the reserves of the Company a sum equal to at least the aggregate nominal value of the Shares to be allotted to satisfy the exercise of the SAR; and

(b)	to apply that sum in paying up such amount on such Shares.

7.	If the Board so decides, the whole or any part of the notional gain determined under paragraph 4 above shall, instead of being delivered to the Participant (or his nominee) in Shares under paragraph 3 above, be paid in cash

8.	Any payment of cash under paragraph 7 above will be subject to deduction of such amount (on account of tax and similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

SCHEDULE ONE: AUSTRALIA

THE TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Board on [    ] August 2005

Rules specific to employees resident in Australia

This Schedule One is supplemental to the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan (the “Plan”).

This Schedule One sets out the rules of the Plan, in its application to any Award granted or to be granted to a person who is, on the Grant Date, employed and resident for tax purposes in Australia. Words and phrases defined in Part A of the Plan shall bear the same meaning in this Schedule One except as otherwise provided below.

The said rules of Part A of the Plan shall apply as the Rules without modification or variation save that Rules 7.3 (dividend equivalent), and 9 (cash alternative) shall for the purposes of this Schedule One be deleted in their entirety.

SCHEDULE TWO: BELGIUM

THE TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Board on [    ] August 2005

Rules specific to employees resident in Belgium

This Schedule Two is supplemental to the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan (the “Plan”).

This Schedule Two sets out the rules of the Plan, in its application to any Award granted or to be granted to a person who is on the Grant Date employed and resident for tax purposes in Belgium. Words and phrases defined in Part A of the Plan shall bear the same meaning in this Schedule Two except as otherwise provided below.

The said rules of Part A of the Plan shall apply as the Rules without modification or variation save that Rule 9 (cash alternative) shall for the purposes of this Schedule Two be deleted in its entirety.

SCHEDULE THREE: CANADA

THE TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Board on [    ] August 2005

Rules specific to employees resident in Canada

This Schedule Three is supplemental to the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan (the “Plan”).

This Schedule Three sets out the rules of the Plan, in its application to any Award granted or to be granted to a person who is on the Grant Date employed and resident for tax purposes in Canada. Words and phrases defined in Part A of the Plan shall bear the same meaning in this Schedule Three except as otherwise provided below.

The said rules of Part A of the Plan shall apply as the Rules without modification or variation save for the following:

1.	Where an Award is to be satisfied using existing Shares, in no circumstances may such Shares be transferred to satisfy an Award later than the last day of the third calendar year following the calendar year in which that Award is granted.

2.	Rule 9 (cash alternative) shall for the purposes of this Schedule Three be deleted in its entirety.

3.	Rule 11.5 (meaning of ceasing employment) shall for the purposes of this Schedule Three be amended to include the following paragraph:

“For the purposes of the Plan, a Participant’s employment with a Group Member shall be considered to have ceased effective on the last day of the Participant’s actual and active employment with the Group Member, whether such day is selected by agreement with the Participant or unilaterally by the Group Member and whether with or without advance notice to the Participant. For greater certainty, no period of notice that is or ought to have been given under applicable law in respect of such cessation of employment will be taken into account in determining entitlement under the Plan.”

SCHEDULE FOUR: DENMARK

THE TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Committee on [    ] August 2005

Rules specific to employees resident in Denmark

This Schedule Four is supplemental to the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan (the “Plan”).

This Schedule Four sets out the rules of the Plan, in its application to any Option granted or to be granted to a person who is, on the Grant Date, employed and resident for tax purposes in Denmark and is subject to the Danish Act on Employee Incentive Schemes which entered into force on 1 July 2004. Words and phrases defined in Part A of the Plan shall bear the same meaning in this Schedule Four except as otherwise provided below.

The said rules of Part A of the Plan shall apply as the Rules without modification or variation save for the following:

1.	A new sub-Rule 11(e) (good leavers – circumstances other than death) shall be included for the purposes of Awards granted pursuant to this Schedule Four as follows:

“his office or employment being terminated by his employing company or the Company for any reason other than where the Participant is summarily dismissed for cause”

2.	Rule 11.1(ii) shall not apply to Awards held by Participants who are subject to the Danish Act on Employment Incentive Schemes.

SCHEDULE FIVE: USA

THE TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Board on [    ] August 2005

Rules specific to employees resident in USA

This Schedule Five is supplemental to the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan (the “Plan”).

This Schedule Five sets out the rules of the Plan, in its application to any Award granted or to be granted to a person who is, on the Grant Date, employed and resident for tax purposes in the USA. Words and phrases defined in Part A of the Plan shall bear the same meaning in this Schedule Five except as otherwise provided below.

The said Rules of Part A of the Plan shall apply as the Rules without modification or variation save that:

1.	Rule 9 (cash alternative) shall for the purposes of this Schedule Five be deleted in its entirety.

2.	The definition of “Exercise Period” under Rule 1.1. of Part A of the Plan shall be amended to read as follows:

“Exercise Period” means the period commencing on the date an Option Vests during which an Option may be exercised, as specified by the Committee under Rule 3.3, but provided that in respect of Options granted pursuant to this Schedule Five no Option may be exercised on or after the 15th March in the calendar year immediately following the year in which the Option vests.”

SCHEDULE SIX: FRANCE

THE TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Board on [    ] September 2005

Amended by the Board on 26 August 2008

Rules specific to employees in France

This Schedule Six is supplemental to the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan (the “Plan”).

This Schedule Six sets out the rules of the Plan, in its application to any Conditional Award as defined below and granted or to be granted to a person who is, on the Grant Date, employed and resident for tax purposes in France and subject to French social security contributions regime (hereinafter the “French Participants”). Words and phrases defined in Part A of the Plan shall bear the same meaning in this Schedule Six except as otherwise provided below.

The Committee intends to establish specific rules for the purpose of granting Conditional Awards which could qualify for the favourable tax and social security treatment in France applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code.

The said Rules of Part A of the Plan shall apply as the Rules without modification or variation save that:

1.	Notwithstanding any provisions of the Rules of Part A of the Plan, the term “Conditional Award” shall mean a promise by the Company to a future issuance of Shares of the Company, granted to the French Participants for no consideration and for which any dividend and voting rights is attached only upon the issuance of Shares at the time of vesting of the Conditional Awards.

2.	The term “Subsidiary” must be understood as meaning a company in which Taylor Nelson Sofres holds at least, directly or indirectly, 10% of the share capital.

3.	Notwithstanding any other provision of the Rules of Part A of the Plan, only French Participant who is defined as any individual who, on the Grant Date, is either bound to the French Subsidiary by an employment contract (“contrat de travail”) or who is a corporate executive of the French Subsidiary, shall be eligible to receive Conditional Award under this Schedule Six. Conditional Award may not be issued under this Schedule Six to employees or corporate officers owning more than ten percent (10%) of the Company’s capital shares or to individuals other than employees and corporate executives of the French Subsidiary. Conditional Award may not be issued to corporate executives of the French Subsidiary, other than the managing directors (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate executive is an employee of a French Subsidiary as defined by French law.

4.

Notwithstanding any provisions of the Rules of Part A of the Plan, the Conditional Award will be granted on the date on which the Committee both designates the French Participants and specifies the terms and conditions of the Conditional Award, including the number of Shares, the vesting conditions and the conditions of the transferability of the Shares (the “Grant Date”). Since Shares of Common Stock of the Company are traded on a regulated market, Conditional Award shall not be granted to French Participants in France during the Closed Periods, to the extent such Closed Periods are applicable to the

Conditional Awards under French law. A Closed Period is determined as follows: (i) ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or (ii) the period as from the date the corporate management entities (involved in the governance of the company, such as the Board, Committee, supervisory directorate…) of the Company have been disclosed information which could, in the case it would be disclosed to the public, significantly impact the quotation of the shares of the Company, until ten quotation days after the day such information is disclosed to the public.

5.	Notwithstanding any provisions of the Rules of Part A of the Plan, Conditional Awards will vest on the date which will occur the later between (i) the third anniversary of the Grant Date and (ii) the achievement of Performance Conditions as may be specified by the Committee as mentioned in 3.1 of the Rules of Part A of the Plan (the “Vesting Date”). On that Vesting Date, the Shares will be issued. However, notwithstanding the above, in the event of the death of a French Participant, all of his outstanding Conditional Awards shall vest as set forth below.

6.	The sale of the shares issued pursuant to the Conditional Awards held by the French Participants must not occur prior to the second anniversary of each Vesting Date or such other period as required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified restricted stock units under Section L. 225-197-1 of the French Commercial Code, as amended. In addition, the underlying shares shall not be sold during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, and as defined in 4 above so long as those Closed Periods are applicable to shares underlying French-qualified restricted stock units.

7.	The Shares acquired upon vesting of the Conditional Awards will be recorded in an account in the name of the French Participant with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

8.	Except in the case of death, Conditional Award shall not be transferred or surrendered to any third party. In addition, the Conditional Award may vest only for the benefit of the French Participant during the lifetime of the French Participant.

9.	Neither the Dividend equivalent as provided for by Rule 7.3 of Part A of the Plan nor the Cash equivalent as provided for by Rule 9.2 of Part A of the Plan is applicable to the French Participants.

10.	In the event of an acceleration of the vesting for Good Leavers as defined under Rule 11 of Part A of the Plan, the Vesting Date might be accelerated by the Committee in exceptional circumstances. The Conditional Award shall vest on the date which is the later of (i) the date of the cessation or (ii) the second anniversary of the Grant date.

11.1	Subject to Rule 11.2 of this Schedule Six, in the event of an acceleration of vesting due to Takeovers and other Corporate Events as described in Rule 12 of Part A of the Plan, this may result in an accelerated vesting period which would not comply with Section L. 225-197-1 of the French Commercial Code, consequently the Conditional Awards may no longer qualify for the French favourable tax and social security treatment.

11.2

Alternatively, if the Board so determines and with the consent of the relevant Participant, notwithstanding any provisions to the contrary of Rule 12 of Part A of the Plan, pursuant to article L.225-197-1 of the French Commercial Code, Conditional Awards shall not Vest prior to the Grant Date’s second (2nd) anniversary and on the occurrence of any corporate event referred to in Rule 12 of Part A of the Plan the Board may decide to:

11.2.1	consolidate the Participant’s rights to receive Shares pursuant to a Conditional Award upon expiry of a time Vesting Period or the Grant Date’s second (2nd) anniversary; or

11.2.2	(with the agreement of the company which has obtained Control of the Company), exchange Conditional Awards for equivalent awards over shares in a different company (whether the company which has obtained Control of the Company itself or some other company), in which case the Board’s decision may be taken in accordance with the provisions of article L.225-197-1 of the French Commercial Code, so that the exchange of Conditional Awards is tax neutral; or

11.2.3	(with the agreement of the company which has obtained Control of the Company), amend Conditional Awards in order to receive shares from a different company (whether the company which has obtained Control of the Company itself or some other company) provided such modification is in accordance with the provisions of article L 225-197-1 of the French Commercial Code or article 80 quaterdecies of the French tax code so that the modification of Conditional Awards is tax neutral.

12.	In the event of an adjustment of the Conditional Award, as described in Rule 13 of Part A of the Plan, adjustment to the conditions of the Conditional Award or underlying Shares can only be made in accordance with the Rule of Part A of the Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Board or Committee may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Conditional Award may no longer qualify for French favourable tax and social security treatment.

13.	If the Conditional Awards are otherwise modified or adjusted in a manner in keeping with the terms of Rule of Part A of the Plan or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this Schedule Six and French relevant regulation, the Conditional Award may no longer qualify for favourable tax and social security treatment. If the Conditional Award no longer qualify for the French favourable tax and social security treatment, the Board or Committee may, provided it is authorized to do so under the Rule of Part A of the Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Conditional Award or the sale of the Shares, which may have been imposed under this Schedule Six or in the Conditional Award delivered to the French Participant.

14.	In the event of the death of a French Participant, all Conditional Awards held by the French Participants at the time of death (whether vested or unvested at the time of death) shall become immediately vested. The Company shall issue the underlying Shares to the French Participant’s heirs, at their request, within six months following the death of the French Participant. Notwithstanding the foregoing, the French Participant’s heirs must comply with the restriction on the sale of shares set forth under the Rule 6. of this Schedule Six to the extent and as long as applicable under French law.

15.	It is intended that Conditional Awards granted under this Schedule Six shall qualify for the favourable tax and social security treatment applicable to restricted stock units granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of this Schedule Six shall be interpreted accordingly and in accordance with the relevant Guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations. However, certain corporate transactions may impact the qualification of the Conditional Award and underlying Shares.

SCHEDULE ONE: AUSTRALIA

THE TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Board on 11 May 2005

Rules specific to employees resident in Australia

This Schedule One is supplemental to the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan (the “Plan”).

This Schedule One sets out the rules of the Plan, in its application to any Award granted or to be granted to a person who is, on the Grant Date, employed and resident for tax purposes in Australia. Words and phrases defined in Part A of the Plan shall bear the same meaning in this Schedule One except as otherwise provided below.

The said rules of Part A of the Plan shall apply as the Rules without modification or variation save that Rule 7.3 (dividend equivalent) shall for the purposes of this Schedule One be deleted in its entirety.

SCHEDULE THREE: CANADA

THE TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Board on 11 May 2005

Rules specific to employees resident in Canada

This Schedule Three is supplemental to the Taylor Nelson Sofres plc 2005 Long Term Incentive Plan (the “Plan”).

This Schedule Three sets out the rules of the Plan, in its application to any Award granted or to be granted to a person who is on the Grant Date employed and resident for tax purposes in Canada. Words and phrases defined in Part A of the Plan shall bear the same meaning in this Schedule Three except as otherwise provided below.

The said rules of Part A of the Plan shall apply as the Rules without modification or variation save for the following:

1.	Where an Award is to be satisfied using existing Shares, in no circumstances may such Shares be transferred to satisfy an Award later than the last day of the third calendar year following the calendar year in which that Award is granted.

2.	Rule 11.5 (meaning of ceasing employment) shall for the purposes of this Schedule Three be amended to include the following paragraph:

“For the purposes of the Plan, a Participant’s employment with a Group Member shall be considered to have ceased effective on the last day of the Participant’s actual and active employment with the Group Member, whether such day is selected by agreement with the Participant or unilaterally by the Group Member and whether with or without advance notice to the Participant. For greater certainty, no period of notice that is or ought to have been given under applicable law in respect of such cessation of employment will be taken into account in determining entitlement under the Plan.”

SCHEDULE FIVE: USA

TAYLOR NELSON SOFRES PLC 2005 LONG TERM INCENTIVE PLAN

Approved by the Board on 27 February 2008

Rules specific to employees resident in the USA

1	GENERAL

1.1	This US Sub-Plan shall be used for all Participants who are, or may become prior to an Award exercise or Release Date (as defined below), US taxpayers. In the event that a Participant becomes a US taxpayer after the grant of an Award, such Award may be modified in a manner consistent with this Sub-Plan.

1.2	The purpose of this US Sub-Plan is to ensure that Awards made under the Plan will be exempt from the requirements of section 409A of Title 26 of the United States Code (“the Internal Revenue Code”) by satisfying the short-term deferral exception. Notwithstanding the foregoing, this US Sub-Plan should also be interpreted and applied in a manner consistent with other legal requirements under laws in relevant jurisdictions, including but not limited to applicable securities laws.

1.3	Words and phrases defined in the Plan shall bear the same meaning in this US Sub-Plan except as otherwise provided.

1.4	The rules of the Plan apply to this US Sub-Plan except as otherwise provided for below.

1.5	This Sub-Plan shall apply from 27 February 2008.

1.6	The Committee may amend any of the provisions of this US Sub-Plan to take account of a change in US legislation, in particular in relation to section 409A of the Internal Revenue Code.

2	DEFINITIONS

“Release Date”	the date an Award is no longer subject to a Substantial Risk of Forfeiture; and

“Substantial Risk of Forfeiture”	its meaning for the purposes of section 409A of the Internal Revenue Code;

3	TERMS APPLICABLE TO US TAXPAYERS

3.1	The following shall be substituted for the current Rule 3.2:

“All Awards granted after 27 February 2008 shall take the form of a Conditional Award. On or before the Grant Date, the Committee shall determine the Vesting Date of an Award.”

3.2	The following shall be substituted for the current Rule 3.3(b)(ii)(aa): “the Exercise Period shall not exceed the period referred to in Rule 8.6; and”

3.3	The following shall be substituted for the first paragraph of current Rule 7.1:

“On or as soon as reasonably practicable after a Conditional Award is no longer subject to a Substantial Risk of Forfeiture but in no event later than 2 1/2 months after the end of the year in which the Award is no longer subject to a Substantial Risk of Forfeiture, the Board shall, subject to Rule 6.5 (Payment of Tax Liability) and any arrangement made under Rules 6.3(b) and 6.3(c), transfer or procure the transfer of the Vested Shares to the Participant (or a nominee for him).”

3.4	The following shall be added as new Rule 8.6:

“Exercise Period for Awards Subject to US Sub-Plan

An Option may only be exercised during the 2 1/2 month period following the date the Award is no longer subject to a Substantial Risk of Forfeiture, if this entire exercise period will occur within a single calendar year. In situations where any days of the 2 1/2 month exercise period would occur in a calendar year subsequent to the calendar year in which the Option was no longer subject to a Substantial Risk of Forfeiture, the exercise period shall be the 1 January through 15 March following the end of the calendar year in which the Option ceased to be subject to a Substantial Risk of Forfeiture. Shares will be transferred as soon as practically possible following exercise. If a valid notice of exercise is not returned to the address specified in the notice of exercise the Participant shall be deemed to have submitted a valid notice of exercise for an Option (together with any relevant Option Price) no later than the end of this exercise period.”

3.5	Rule 9 shall be deleted for the purposes of this US Sub-Plan.

3.6	Rule 11.1(b) shall be deleted for the purposes of this US Sub-Plan.

3.7	The following shall be substituted for the last paragraph of current Rule 11.1:

“Any Option that Vests under Rules 11.1(i) or (ii) above may subject to Rule 12 (Takeovers and other corporate events), be exercised in accordance with Rule 8.6 following the Normal Vesting Date or the date of cessation as applicable.”

3.8	The following shall be substituted for the second paragraph of current Rule 11.2:

“Any Option that Vests under this Rule may, subject to Rule 12 (Takeovers and other corporate events), be exercised in accordance with Rule 8.6.”